Exhibit 10.19

In connection with its annual review of director compensation, on June 7, 2007 the Board of Directors of the Federal Agricultural Mortgage Corporation made the following changes to director compensation effective immediately:

•	The base annual retainer payable to all directors was increased from $14,000 to $20,000.

•	The incremental annual retainer payable to the Chairman of the Board was increased from $7,500 to $10,000, bringing his total annual retainer to $30,000.

•	The incremental annual retainer payable to the Chairman of the Audit Committee was increased from $5,000 to $6,500, bringing his total annual retainer to $26,500.

•	The incremental annual retainer payable to the Chairman of the Compensation Committee was increased from $0 to $3,500, bringing his total annual retainer to $23,500.

In addition, no action was taken with respect to the per diem for attending Board and Committee meetings, which remains at $1,000 per day.